EXHIBIT 99.1

[BRIGHAM Exploration                                                NEWS RELEASE
 Company Logo       ]                                      FOR IMMEDIATE RELEASE


BRIGHAM EXPLORATION ANNOUNCES SIGNIFICANT FRIO DISCOVERY AND OTHER RECENT DRILLING RESULTS

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     Austin,  TX  --  (Business  Wire)  -  April 16, 2001 -- Brigham Exploration
Company (NASDAQ:BEXP) today announced its third consecutive Frio bright spot discovery, other recent drilling discoveries, and the spud of a high impact test offsetting its Home Run Field in Brooks County, Texas.

RECENT  DRILLING  RESULTS

GULF  COAST

     Frio Bright Spot Discovery - During the first quarter, Brigham participated
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in  the  successful  drilling  of a 3-D delineated Frio bright spot discovery in
Matagorda County, Texas. The Carrizo-operated Pitchfork Ranch A-90 Well #1 production tested in the targeted Frio objective at daily rates of up to 10.5 MMcf of natural gas and 1,500 barrels of condensate per day, with flowing tubing pressure of 6,100 psi. The well should begin producing to sales in approximately one week at a planned rate of 14 MMcfe per day, or approximately 3.3 MMcfe per day net to Brigham's 23.5% revenue interest. This well is Brigham's third consecutive Frio bright spot discovery in the last four months, and four additional Frio tests are planned for drilling in 2001.

     Home  Run  Field  Completions  -  In late 2000 Brigham spud two development
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wells  in  its  Home Run Field in Brooks County, Texas.  The Palmer State #4 was
fracture  stimulated  in four Vicksburg pay intervals and is currently producing
6.8 MMcf of natural gas and 280 barrels of condensate per day with flowing tubing pressure of 4,800 psi, or 2.5 MMcfe net to Brigham's 29% net revenue interest. The D.J. Sullivan C-25 was fracture stimulated in five Vicksburg pay intervals and is currently producing 9.8 MMcf of natural gas and 390 barrels of condensate per day with flowing tubing pressure of 5,270 psi, or 3.0 MMcfe net to Brigham's 25% net revenue interest. Brigham currently plans three additional development wells in the Home Run Field in 2001.

     Exploratory  Offset to Home Run Field - Brigham recently spud a 14,500 foot
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test  of  a  downthrown  fault  block  offsetting  its Home Run Field discovery.
Brigham negotiated an increase of its working interest to 50%, and the well will test a high potential exploratory structure that lies immediately beneath a Frio field that has produced approximately 180 Bcfe to date. This well is currently drilling at a depth of approximately 7,600 feet and should reach total depth in June.

ANADARKO  BASIN

     Springer  Channel  Discovery  -  In  the  first  quarter  Brigham drilled a
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successful  offset to its Price #2 Springer discovery. The Price #2 has produced over 1.8 Bcfe since May 2000, and is currently producing over 5 MMcfe per day. Drilled to a total depth of approximately 10,350 feet, the Price #3 well
encountered  approximately  22 feet of net pay.   Brigham operates the discovery
and retains a 50% working interest. Completion operations are under way, and initial sales are expected in late April. Brigham estimates that it will initially produce the Price #3 at a pipeline curtailed rate of approximately 2.2 MMcfe per day, or 0.9 MMcfe per day net to Brigham's 41% revenue interest.

     Brigham recently spud another Springer test with a 58% working interest, and has plans to spud two additional wells in the area within the next thirty days, including an offset well to its recently announced Zachary #1 discovery. The Brigham-operated Zachary #1 began producing to sales in March 2001 and is currently producing approximately 6.8 MMcfe per day, or 1.4 MMcfe per day net to Brigham's 20% revenue interest.


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WEST  TEXAS

     Canyon  Reef  Discovery - Brigham recently completed its second consecutive
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Canyon Reef discovery, which encountered approximately 100 feet of reef pay at a depth of approximately 9,100 feet. Brigham expects to begin producing the well to sales in one week at an initial rate of 175 barrels of oil per day, or 0.8 MMcfe per day net to Brigham's 78% revenue interest. Brigham's recently announced fourth quarter 2000 Canyon Reef discovery began producing to sales in late March and is currently producing approximately 190 barrels of oil per day, or 0.8 MMcfe per day net to Brigham's 71% revenue interest. Brigham recently spud its third consecutive Canyon Reef test of an analogous prospect in which it retains a 100% working interest.

     Fusselman  Discovery  -  Brigham  recently  completed  a  3-D  delineated
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stratigraphic  Fusselman  discovery.  The  Brigham-operated well encountered the targeted Fusselman objective at a depth of approximately 9,700 feet with an estimated 20 feet of Fusselman carbonate pay. Brigham began producing the well to sales in early April, and the well is currently producing approximately 170 barrels of oil per day, or 0.4 MMcfe per day net to Brigham's 43% revenue interest.

ABOUT  BRIGHAM  EXPLORATION

     Brigham Exploration Company is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

FORWARD  LOOKING  STATEMENTS  DISCLOSURE

     Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission.

Contact: Curtis F. Harrell, Executive Vice President and Chief Financial Officer
         (512)  427-3300  /  investor@bexp3d.com


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